Exhibit 10.1

FISERV, INC.

EXECUTIVE OFFICER CASH SEVERANCE POLICY

If Fiserv, Inc. (the “Company”) enters into or establishes a New Severance Arrangement with or for the benefit of any Executive Officer of the Company that provides for Cash Severance Benefits that exceeds 2.99 times the sum of the Base Salary plus Target Bonus of the Executive Officer, the Company will include a vote on the approval of such New Severance Arrangement, on an advisory basis, at its next Annual Meeting of Shareholders.

For purposes of this Policy:

“Base Salary” means the Executive Officer’s annualized rate of base cash compensation paid on each regularly scheduled payday for the Executive Officer’s regular work schedule, determined as of his or her termination date, and is calculated to include any before-tax contributions that are deducted for Company benefit plan purposes. Base Salary does not include taxable or nontaxable fringe benefits or awards, payout of accrued vacation, the value of any performance awards, bonuses, commissions or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

“Cash Severance Benefits” means cash payments: (i) in respect of the termination of the Executive Officer’s employment; (ii) to secure an agreement not to compete with the Company; or (iii) to offset any tax liability in respect of any of the foregoing. For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the payment, vesting, acceleration or other handling of equity-based awards granted under stockholder-approved plans prior to the Executive Officer’s termination of employment, (b) the payment or vesting of accrued deferred compensation benefits, (c) the payment of earned and vested retirement benefits or other employee benefits (including but not limited to insurance, disability, health and welfare plan coverage and other non-cash benefits), in each case consistent with normal practices, provided under the Company’s retirement, employee benefit, fringe benefit or perquisite plans, (d) any interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (e) any unpaid bonus for any previously completed performance period required to by paid pursuant to the terms of any Company plan or policy, (f) accrued but unpaid Base Salary or paid time-off through the termination date and reimbursement for any expenses validly incurred prior to the termination date, (g) payments for outplacement services or for tax or legal advice provided to an Executive Officer in connection with their termination of employment, (h) the vesting of any sign-on or similar bonus (or the waiver of any obligation to repay such amount) that was provided at the time of hiring of the Executive Officer, (i) any payment in respect of an Executive Officer’s target incentive compensation for the year of termination (prorated based on the Executive Officer’s days of service during the annual performance period), (j) indemnification payments required under the Company’s articles of incorporation, by-laws or similar governing document, or (k) payments made in settlement of litigation or threatened litigation for a claim made against the Company.

“Effective Date” means November 16, 2022.

“Executive Officer” means any person who is or becomes an officer of the Company or a subsidiary thereof who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

“New Severance Arrangement” means any employment, severance or separation agreement, or severance plan or policy, entered into after the Effective Date (subject to (c) below), to the extent it provides Cash Severance Benefits. For the sake of clarity: (a) any amendment to an employment, severance or separation agreement, or severance plan or policy, that is in effect on the Effective Date that increases the Cash Severance Benefits shall be considered a New Severance Arrangement for purposes of this Policy, provided that any amendment to an existing agreement that increases an Executive Officer’s base salary or incentive compensation target or opportunity shall not, in any event, be deemed to increase the Cash Severance Benefits under the agreement; (b) any renewal or extension of an agreement in effect on the Effective Date shall not be considered a New Severance Arrangement or an amendment thereto for purposes of this Policy; and (c) an agreement that is assumed by the Company as a result of a business combination or acquisition shall not be considered a New Severance Arrangement or an amendment thereto for purposes of this Policy.

“Target Bonus” means the Executive Officer’s target cash incentive payment applicable to the Executive Officer for the year of termination; or, if no target cash incentive payment has been established for such year, then such amount shall be the target cash incentive payment for the immediately preceding year.

The Board of Directors of the Company (the “Board”) delegates to the Talent and Compensation Committee of the Board (the “Committee”) full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

The Board or the Committee shall have the right to amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed.

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